Exihibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Live, Inc.

We consent to the use of our report dated July 10, 2019 with respect to the financial statements of Live, Inc. for the years ended December 31, 2018 and 2017 (restated) and the related statements of operations, changes in stockholders’ equity/deficit, cash flows, and the related notes (collectively referred to as “financial statements”) for the years ended December 31, 2018 and 2017 (restated).

Michael Gillespie & Associates, PLLC

Seattle, Washington

August 24, 2019

/S/ Michael Gillespie & Associates, PLLC